EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) is a defendant in a lawsuit filed four months ago by the Food and Drug Administration (FDA or Agency) in the U.S. District Court in Salt Lake City, alleging violations of the Quality System Regulation (QSR). Compliance with the requirements of the QSR "are intended to ensure that finished devices will be safe and effective..."

On November 16, 2004, UTMD disclosed the subsequent admissions made by a designated FDA enforcement official, testifying under oath as part of discovery in the lawsuit, that the FDA is not claiming that UTMD's devices are unsafe, ineffective, defective or causing any harm to patients.

Another month has passed in the discovery process since that announcement, and UTMD wishes to update shareholders, clinicians, and other interested constituents with respect to the litigation progress.

UTMD continues to manufacture and distribute all of its products worldwide without any regulatory restriction, more than four months since the FDA filed its lawsuit. During this time, as part of the discovery process preceding a trial, a number of FDA documents have been obtained, and a few depositions of FDA officials have been taken by UTMD's lawyers. In the discovery process to date, the FDA has not produced anything that compromises UTMD's previous opinions that it is in compliance with the QSR. In that context, there is no "bad news" to report to shareholders.

Unfortunately, the FDA has withheld more than 150 documents pertinent to the case under an assertion of the "deliberative process privilege." The failure of the FDA to produce these documents has delayed additional depositions of pertinent FDA witnesses. To address this situation, UTMD filed a "Motion to Compel Production of Documents" with the Federal Court on December 10. The Court will need time to consider the Motion and provide a ruling.

Since the filing of the lawsuit, UTMD has continued to retain highly qualified and respected experts to review its manufacturing operations and quality systems, on-site in Utah. UTMD's experts continue to strongly support the Company's position that it is operating in a state of control, in compliance with the QSR. The formal written reports of experts for both sides are due on January 10, 2005.

After the U.S. Court decides on UTMD's Motion to Compel, and the expert reports are produced, additional depositions will be required in order to complete discovery. The pretrial hearing is scheduled for May 16. UTMD remains hopeful that the discovery process will remain on track to meet that important date.

The effectiveness of UTMD's Quality System continues to be demonstrated, as it was prior to the current dispute which began over three years ago, by the consistently excellent safety and effectiveness performance of UTMD's products in the marketplace.

Most users of UTMD devices who rely on the quality and performance of UTMD's devices have continued to support the Company. UTMD sincerely appreciates that support, and renews its long term proven commitment to the welfare of patients who need the use of UTMD's market-leading specialty products to help ensure optimal health outcomes.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.